Filed pursuant to Rule 424(b)(3)
Registration No. 333-138936

Prospectus Supplement No. 1 dated December 27, 2006 to the Prospectus (the “Prospectus”) of Nutrition 21, Inc. (the “Company”), Registration No. 333-138936, dated November 30, 2006 and filed pursuant to Rule No. 424(b)(3).

The Prospectus indicates that Bathgate Capital Partners, LLC is a selling security holder with respect to 367,500 shares of Common Stock of the Company (“Shares”). Bathgate Capital Partners, LLC has transferred 137,812 Shares to J. Scott Liolios, 82,688 Shares to Richard Billings and 33,500 Shares to Jon Kruljac. As a result, for purposes of the Prospectus, Bathgate Capital Partners, LLC is now the selling security holder for 113,500 Shares and Messrs. Liolios, Billings and Kruljac are the selling security holders for the following number of Shares, respectively: 137,812; 82,688; and 33,500.